EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FIRST QUARTER

FISCAL 2005 OPERATING RESULTS

Revenues and Backlog Increase to Record Highs

BEDFORD, Mass., (January 26, 2005) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of diagnostic imaging and state-of-the-art digital imaging systems directed towards women’s health, today announced its results for the quarter ended December 25, 2004.

Highlights of the quarter include:

•	Record revenues of $66.2 million.

•	Record backlog of $74.1 million.

•	Record 50 Selenia full field digital mammography systems installed and recognized as revenue.

First quarter fiscal 2005 revenues totaled $66,176,000, a 33% increase when compared to revenues of $49,882,000 in the first quarter of fiscal 2004. For the first quarter of fiscal 2005, Hologic reported net income of $4,574,000, or $0.21 per diluted share, compared with net income of $1,040,000, or $0.05 per diluted share, in the first quarter of fiscal 2004. The improvement in earnings primarily reflects the increase in revenues, chiefly in the mammography segment as product sales of Selenia digital mammography systems, analog mammography systems and MultiCare breast biopsy tables all increased in the quarter as compared to the first quarter of fiscal 2004.

As expected, the Company fully absorbed in the current quarter the entire expenses of approximately $1.7 million associated with its exhibit at the Radiological Society of North America (“RSNA”) medical imaging trade show held in December 2004 which was up slightly from the $1.6 million spent in the first quarter of 2004.

During the first quarter, Hologic installed and recognized as revenue, 50 Selenia full field digital mammography systems. At December 25, 2004, the Company’s backlog for orders of Selenia was 104 systems and total backlog for all products increased to over $74 million, the highest quarterly backlog in the Company’s history and a 22% increase over the backlog at September 25, 2004.

“We had an excellent first quarter, building on the strong momentum we achieved in fiscal 2004,” said Jack Cumming, Chairman and CEO. “Our revenue and backlog were both up sharply from one quarter ago as we continue to outpace our expectations. These results were driven by the continued demand for our Selenia full field digital mammography system as more customers are making Hologic their first choice. Our organization remains focused on operational excellence and financial discipline. Looking ahead, our outlook for the rest of fiscal 2005 reflects continued strong revenue growth.”

First quarter financial overview by segment:

•	Mammography revenues increased 64% to $36,786,000 for the first quarter of fiscal 2005 from $22,487,000 for the same period in fiscal 2004. This increase was primarily due to continued increasing sales of Selenia in the domestic market and, to a lesser extent, an increase in sales of analog mammography systems and MultiCare breast biopsy tables. Operating income for this business segment in the first quarter of fiscal 2005 increased to $3,010,000 compared to operating income of $397,000 in the first quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to the significant increase in revenues and the higher gross margins on increasing product sales of Selenia.

•	Osteoporosis assessment revenues increased 4% to $17,163,000 for the first quarter of fiscal 2005 from $16,555,000 for the same period in fiscal 2004. This increase was primarily due to an increase in the number of bone densitometry systems sold and an increase in service revenue. Operating income for this business segment in the first quarter of fiscal 2005 increased slightly to $1,633,000 from $1,591,000 in the first quarter of fiscal 2004.

•	Digital detector revenues increased 209% to $5,312,000 for the first quarter of fiscal 2005 from $1,718,000 for the same period in fiscal 2004. This increase was primarily due to a significant increase in the number of general radiography and mammography digital detectors sold to other OEMs. Operating loss for this business segment in the first quarter of fiscal 2005 decreased to $1,173,000 from $1,582,000 in the first quarter of fiscal 2004. The decrease in operating loss in the current quarter was primarily due to increased margin from the higher sales volume, offset in part by an increase in research and development expenses.

•	All other revenues which includes the Company’s mini C-arm, conventional general radiography service and digital general radiography systems businesses decreased 24% to $6,915,000 for the first quarter of fiscal 2005 from $9,122,00 for the same period in fiscal 2004. The decrease in revenues was primarily due to the shipment of fewer digital general radiography systems as this business is currently being phased out. Operating income for this business segment in the first quarter of fiscal 2005 increased to $1,120,000 from $655,000 in the first quarter of fiscal 2004. This increase in operating income in the current quarter was primarily due to a reduction in the operating expenses allocated to the digital general radiography systems business.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss first quarter fiscal 2005 operating results. Interested participants may listen to the call by dialing 800-967-7135 or 719-457-2626 for international callers and referencing code 238345 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through January 28, 2005 at 888-203-1112 or 719-457-0820 for international callers, access code 238345. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s resources are focused on developing systems with superior image quality and diagnostic accuracy while providing exemplary customer service. This focus has enabled the Company to capture significant market share in its core niches against large, multinational companies, while engendering intense customer loyalty. Hologic’s core business units are focused on osteoporosis assessment, breast cancer detection, direct capture x-ray detectors for digital radiography applications and mini C-arm imaging for orthopedic applications. Hologic’s product lines are premier brands in their markets and command leading market positions. For more information on Hologic, please visit the Company’s website at www.hologic.com.

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s prospects for future sales growth, product offerings, product demand and competitive position; and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period. Other factors that could cause actual results to materially differ include, without limitation, manufacturing risks that may limit the Company’s ability to ramp-up commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital X-ray products; risks relating to compliance with financial covenants under the Company’s working capital financing and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS

	December 25, 2004	September 25, 2004
CURRENT ASSETS:
Cash and cash equivalents	$72,702	$68,335
Accounts receivable, net	51,786	48,409
Inventories	34,806	40,174
Prepaid expenses and other current assets	9,339	9,135

Total current assets	168,633	166,053

Property and equipment, net	34,234	32,877
Intangible assets, net	5,961	6,251
Goodwill	6,285	6,285
Other assets, net	584	285

	$215,697	$211,751

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 25, 2004	September 25, 2004
CURRENT LIABILITIES:
Current portion of note payable	$473	$475
Accounts payable	9,680	10,546
Accrued expenses	18,977	20,970
Deferred revenue	13,206	13,013

Total current liabilities	42,336	45,004

Notes payable, net of current portion	354	472

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value-Authorized - 30,000 shares Issued – 20,799 and 20,585 shares, respectively	208	206
Capital in excess of par value	151,345	149,452
Retained earnings	22,770	18,196
Cumulative translation adjustment	(852)	(1,115)
Treasury stock, 45 shares at cost	(464)	(464)

Total stockholders’ equity	173,007	166,275

	$215,697	$211,751

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 25, 2004	December 27, 2003
REVENUES	$66,176	$49,882

COSTS AND EXPENSES:
Cost of revenues	41,968	30,460
Research and development	4,350	4,036
Selling and marketing	9,248	9,031
General and administrative	6,020	5,294

	61,586	48,821

Income from operations	4,590	1,061

Interest income	259	108

Interest expense/other income (expense)	19	(91)

Income before provision for income taxes	4,868	1,078

Provision for income taxes	294	38

Net income	$4,574	$1,040

Net income per common and common equivalent share:
Basic	$0.22	$0.05

Diluted	$0.21	$0.05

Weighted average number of common shares outstanding:
Basic	20,647	19,979

Diluted	21,761	20,897